As filed with the Securities and Exchange Commission on April 8, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Discover Financial Services

(Exact name of Registrant as specified in its charter)

Delaware	36-2517428
(State or other	(I.R.S. Employer
jurisdiction of	Identification No.)
incorporation or organization)

2500 Lake Cook Road

Riverwoods, Illinois 60015

Telephone: (224) 405-0900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kathryn McNamara Corley, Esq.

Executive Vice President, General Counsel and Secretary

Discover Financial Services

2500 Lake Cook Road

Riverwoods, Illinois 60015

(Name and address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Paul L. Choi, Esq.

Michael T. Kohler, Esq.

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

(312) 853-7000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share	1,224,558 (1)	$1,000.00 (1)	$1,224,558,000.00 (1)	$68,330.34
Warrant to Purchase shares of Common Stock, par value $0.01 per share, and underlying Common Stock (2)	20,500,413 (2)	$8.96 (3)	$183,683,700.48 (3)	$10,249.55
Total:			$1,408,241,700.48	$78,579.89

(1)	Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred, Series A, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)	In addition to the Fixed Rate Cumulative Perpetual Preferred, Series A, there are being registered hereunder (a) a warrant for the purchase of 20,500,413 shares of common stock with an initial per share exercise price of $8.96 per share, (b) the 20,500,413 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $8.96.

PROSPECTUS

1,224,558 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Warrant to Purchase 20,500,413 Shares of Common Stock

20,500,413 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the 1,224,558 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A ( the “Series A Preferred Stock”), a warrant to purchase 20,500,413 shares of our common stock, subject to adjustment (the “Warrant”), and the shares of our common stock issuable from time to time upon exercise of the Warrant. In this prospectus, we refer to the Series A Preferred Stock, the Warrant and the shares of common stock issuable upon exercise of the Warrant, collectively, as the securities. The Series A Preferred Stock and the Warrant were originally issued by us pursuant to a Letter Agreement, dated March 13, 2009, incorporating the terms of the Securities Purchase Agreement—Standard Terms, between us and the United States Department of the Treasury in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.

The United States Department of the Treasury (referred to in this prospectus as the “initial selling securityholder”) and its successors, including transferees (collectively, the “selling securityholders”), may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from any sale of the securities by the selling securityholders.

The Series A Preferred Stock is not listed on an exchange, and unless requested by the initial selling securityholder, we do not intend to list the Series A Preferred Stock on any exchange. Our common stock is listed on the New York Stock Exchange under the symbol “DFS.” On April 7, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $6.40 per share. You are urged to obtain current market quotations of the common stock.

Investing in the securities involves risk. See “Risk Factors” on page 1 of this prospectus and in the accompanying prospectus supplement, if any, in addition to the risk factors that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is April 8, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, utilizing a “shelf” registration process. Under this shelf process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus. This prospectus provides you with a general description of the securities the selling securityholders may offer. We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. Please carefully read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. This document may only be used where it is legal to sell these securities. We and the selling securityholders are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should only assume that the information in this prospectus or in any prospectus supplement is accurate as of the date on the front of the document. Our business, financial condition, results of operations and prospects may have changed since that date.

Each reference in this prospectus to “we,” “us,” “our,” “Discover” or “the Company,” means Discover Financial Services and its consolidated subsidiaries, unless the context requires otherwise.

THE COMPANY

We are a leading credit card issuer and electronic payment services company with one of the most recognized brands in U.S. financial services. Since our inception in 1986, we have grown to become one of the largest credit card issuers in the United States with $51 billion in managed receivables as of February 28, 2009. We are also a leader in payments processing, as we are one of only two major credit card issuers with its own U.S. payments network and the only issuer whose wholly-owned network operations include both credit and debit functionality. Our revenues (net interest income plus other income) increased in 2008 to $5.7 billion compared to $4.7 billion in both 2007 and 2006, and income from continuing operations was $1.1 billion, $964.2 million, and $1.1 billion for the years ended November 30, 2008, 2007 and 2006, respectively.

Our business segments include U.S. Card and Third-Party Payments. Our U.S. Card segment includes Discover Card-branded credit cards issued to individuals and small businesses on our signature card network (the “Discover Network”) and other consumer products and services, including personal loans, student loans, prepaid cards, and deposit products offered through our subsidiary, Discover Bank. Our Third-Party Payments segment includes: (1) the PULSE Network, an automated teller machine (ATM), debit and electronic funds transfer network; (2) Diners Club International, a global payments network; and (3) our third-party issuing business, which includes credit, debit and prepaid cards issued by third parties on the Discover Network.

We were spun-off from Morgan Stanley through the distribution of our shares to holders of Morgan Stanley common stock on June 30, 2007. We became a subsidiary of Morgan Stanley in May 1997 as a result of the combination of Dean Witter, Discover & Co. and Morgan Stanley Group, Inc. The entity currently named Discover Financial Services was a subsidiary of Sears, Roebuck and Co. (“Sears”) from 1960 until 1993, when it was part of the spin-off of Dean Witter Financial Services Group Inc. from Sears. The Discover Card business was launched in 1986. We were incorporated in Delaware in 1960. Our principal executive offices are located at 2500 Lake Cook Road, Riverwoods, Illinois 60015. Our main telephone number is (224) 405-0900.

RISK FACTORS

Our business, and an investment in the securities, is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as updated by other SEC filings filed after such reports, as well as any risks described in any applicable prospectus supplement. Our business, financial condition, results of operations and prospects could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

SPECIAL NOTES CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, the documents that we incorporate by reference in this prospectus and any related prospectus supplement may contain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. You should not rely solely on the forward-looking statements, which are qualified in their entirety by reference to, and are accompanied by, the important factors described in our Annual Report on Form 10-K for the year ended November 30, 2008 filed with the SEC on January 28, 2009, including under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” as updated by our other SEC filings filed after such Annual Report. You should consider all uncertainties and risks contained in or incorporated by reference into this prospectus and any related prospectus supplement. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following:

•	the actions and initiatives of current and potential competitors;

•	our ability to manage credit risks and securitize our receivables at acceptable rates and under sale accounting treatment;

•

changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment and the levels of consumer confidence and consumer debt;

•	the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices;

•	the availability and cost of funding and capital;

•	access to U.S. debt and deposit markets;

•	the ability to manage our liquidity risk;

•	losses in our investment portfolio;

•	the ability to increase or sustain Discover Card usage or attract new cardmembers and introduce new products or services;

•	our ability to attract new merchants and maintain relationships with current merchants;

•	our ability to successfully achieve interoperability among our networks and maintain relationships with network participants;

•	material security breaches of key systems;

•	unforeseen and catastrophic events;

•	our reputation;

•	the potential effects of technological changes;

•	the effect of political, economic and market conditions and geopolitical events;

•	unanticipated developments relating to lawsuits, investigations or similar matters;

•

the impact of current, pending and future legislation, regulation and regulatory and legal actions, including the Federal Reserve Board’s new rules limiting or modifying certain credit card practices and legislation related to government programs to stabilize the financial markets;

•	our ability to attract and retain employees;

•	the ability to protect our intellectual property;

•	the impact of any potential future acquisitions;

•	investor sentiment;

•	resolution of our dispute with Morgan Stanley; and

•	the restrictions on our operations resulting from financing transactions.

The foregoing review of important factors should not be construed as exclusive and should be read in conjunction with the other cautionary statements that are included in or incorporated by reference into this prospectus and any related prospectus supplement. These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward looking statements.

USE OF PROCEEDS

All of the securities offered pursuant to this prospectus are being offered by the selling securityholders. We will not receive any proceeds from the sale of the securities by the selling securityholders. The costs and expenses incurred in connection with the registration under the Securities Act of the offered securities will be paid by us, other than any underwriting discounts or selling commissions. The selling securityholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling securityholders, and share transfer and other taxes attributable to the sale of the offered securities. We will receive proceeds upon the exercise of the Warrant of up to $183,683,700.48 if the Warrant is exercised in full under its current terms for cash. Since the Warrant is exercisable at any time on or before March 13, 2019, we cannot predict if and when (if ever) the Warrant may be exercised, but we currently expect that any proceeds we may receive upon any such exercise would be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

Our historical ratios of earnings to fixed charges for the periods indicated are set forth in the table below. No shares of preferred stock were outstanding during the periods presented and we did not pay any dividends on preferred stock in the periods presented. Therefore, the ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges. The ratio of earnings to fixed charges is computed by dividing (1) income from continuing operations before income taxes, fixed charges and losses from unconsolidated investees by (2) total fixed charges. For purposes of computing these ratios, fixed charges consist of interest expense and an estimated interest portion of rental expense.

	Quarter Ended		Year Ended November 30,
	February 28, 2009	February 29, 2008	2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges	1.6x	2.1x	2.3x	2.2x	3.0x	2.3x	3.0x

DESCRIPTION OF SERIES A PREFERRED STOCK

Below is a brief description of the terms of Series A Preferred Stock that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by reference to, the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, a copy of which was filed by us with the SEC in Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2009 (the “Series A Certificate of Designations”).

Preferred Stock in General

Under our amended and restated certificate of incorporation, we have the authority to issue up to 200,000,000 shares of preferred stock, par value $0.01 per share. Of such number of shares of preferred stock, 1,224,588 have been designated as Series A Preferred Stock, of which 1,224,558 are issued and outstanding as of the date of this prospectus.

Dividends Payable on Shares of Series A Preferred Stock

Holders of shares of Series A Preferred Stock are entitled to receive if, as and when declared by our board of directors, out of legally available funds, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period from March 13, 2009 to, but excluding, March 14, 2014. From and after March 14, 2014, holders of shares of Series A Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period thereafter.

Dividends on the Series A Preferred Stock are payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (each, a “dividend payment date”), starting with May 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and in that circumstance no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as our board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock, we are required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date. Unpaid dividends on the Series A Preferred Stock will be compounded.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) is authorized to determine, under certain circumstances relating to the financial condition of a financial holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Delaware state laws relating to the payment of dividends.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank:

•	senior to our common stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and

•

at least equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock (“parity stock”), with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up.

So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock, other junior stock or parity stock (except as noted below), other than a dividend payable solely in shares of our common stock.

In addition, we and our subsidiaries may not purchase, redeem or otherwise acquire for consideration any shares of our common stock, other junior stock or parity stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:

•

purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business and consistent with past practice, including purchases pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•

purchases or other acquisitions by broker-dealer subsidiaries of Discover solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by broker-dealer subsidiaries of Discover for resale pursuant to an offering by us of our stock that is underwritten by such broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan;

•	the acquisition by us of record ownership of junior stock or parity stock for the beneficial ownership of any other person (other than us or our subsidiaries), including as trustees or custodians; and

•

the exchange or conversion of (i) junior stock for or into other junior stock, or (ii) parity stock for or into other parity stock (with the same or lesser aggregate liquidation amount) or junior stock, but only to the extent that (x) such acquisition is required pursuant to binding contractual agreements entered into before March 13, 2009, or (y) any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or an authorized committee thereof) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividends.

Repurchase and Redemption

The Series A Certificate of Designations provides that the Series A Preferred Stock may not be redeemed, as opposed to repurchased, prior to May 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $306,147,000. In such a case, we may redeem the Series A Preferred Stock, in whole or in part, subject to the approval of the Federal Reserve Board, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than us or our subsidiaries after March 13, 2009, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as Tier 1 capital at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to March 13, 2009. On or after May 15, 2012, the Series A Preferred Stock may be redeemed by us at any time, in whole or in part, subject to the approval of the Federal Reserve Board and the notice requirements described below.

Notwithstanding the foregoing, and while not included in the Series A Certificate of Designations, pursuant to a letter agreement between us and the initial selling securityholder, we are permitted, after obtaining the approval of the Federal Reserve Board, to repay the Series A Preferred Stock at any time, and when such Series A Preferred Stock is repaid, the initial selling securityholder shall liquidate Warrants associated with such Series A Preferred Stock, all in accordance with The American Recovery and Reinvestment Act of 2009, as it may be amended from time to time, and any rules and regulations thereunder.

In any redemption, the redemption price of the Series A Preferred Stock shall be an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of their shares of Series A Preferred Stock.

In the case of any redemption of less than all of the shares of Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors may determine to be fair and equitable. Furthermore, if we repurchase shares of Series A Preferred Stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the shares of Series A Preferred Stock then held by the initial selling securityholder.

We will mail notice of any redemption of the Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other shares of Series A Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from such holder).

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into, any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, holders of Series A Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Series A Dividends. If dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be automatically increased by two. Holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights (the “Voting Parity Stock”), voting as a single class, will be entitled to elect the two additional members to our board of directors (the “Preferred Stock Directors”), at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods have been paid in full. The election of any Preferred Stock Director is subject to the qualification that his or her election would not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and Voting Parity Stock to elect Preferred Stock Directors, as described above, the Preferred Stock Directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors on our board will be reduced by the number of Preferred Stock Directors that the holders of Series A Preferred Stock and Voting Parity Stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and Voting Parity Stock, voting as a class, may remove any Preferred Stock Director, with or without cause, and the holders of a majority of the shares of Series A Preferred Stock and Voting Parity Stock, voting as a class, may fill any vacancy created by the removal of a Preferred Stock Director. If the office of a Preferred Stock Director becomes vacant for any other reason, the remaining Preferred Stock Director may choose a successor to fill such vacancy for the remainder of his or her unexpired term.

Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our amended and restated certificate of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•

any amendment or alteration of the Series A Certificate of Designations or our amended and restated certificate of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•

any amendment, alteration or repeal of any provision of the Series A Certificate of Designations or our amended and restated certificate of incorporation so as to adversely affect the rights, preferences, privileges or voting powers of Series A Preferred Stock; or

•

any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of us with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities of the surviving entity or its ultimate parent and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series A Preferred Stock, each holder of shares of the Series A Preferred Stock will be entitled to one vote for each such share held.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the Warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by reference to, the Warrant, a copy of which was filed by us with the SEC as an exhibit to our Current Report of Form 8-K, dated March 13, 2009.

Common Stock Subject to the Warrant

The Warrant is initially exercisable into up to 20,500,413 of our shares of common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $1,224,558,000, which is equal to 100% of the aggregate liquidation preference of the outstanding Series A Preferred Stock, the number of shares of common stock underlying the Warrant then held by the selling securityholders will be reduced by 50%. The number of shares subject to the Warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the Warrant is $8.96 per share of common stock for which the Warrant may be exercised. The Warrant may be exercised in whole or in part at any time on or before March 13, 2019 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding by us of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the Warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to further adjustments described below under the heading “—Adjustments to the Warrant.”

Upon exercise of the Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the Warrant may be exercised. We have received approval to list the shares of common stock issuable upon the exercise of the Warrant from the New York Stock Exchange.

Rights as a Stockholder

The warrantholders shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised. The initial selling securityholder has agreed not to exercise any voting rights with respect to any shares of our common stock issued upon exercise of the Warrant.

Transferability

The initial selling securityholder may not transfer a portion of the Warrant with respect to more than one half of the number of shares of our common stock issuable upon exercise of the Warrant until the earlier of the date on which we have received aggregate gross proceeds from a qualified equity offering of at least $1,224,558,000 and December 31, 2009. The Warrant, and all rights under the Warrant, are otherwise transferable.

Adjustments to the Warrant

The number of shares of our common stock issuable upon exercise of the Warrant (the “warrant shares”) and the Warrant exercise price will be adjusted upon occurrence of certain events as follows:

In the case of stock splits, subdivisions, reclassifications or combinations of common stock. The number of warrant shares and the exercise price for the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, or subdivide, combine or reclassify shares of our common stock.

In the case of issuance of common stock (and convertible securities) for less than 90% of the market price of our common stock on the last trading day preceding the date of the agreement on pricing such shares. Until the earlier of (i) the date on which the initial selling securityholder no longer holds the Warrant or any portion thereof and (ii) March 13, 2012, if we issue shares of our common stock (or securities convertible or exercisable into shares of our common stock) for less than 90% of the market price of our common stock on the last trading day prior to pricing such shares, the number of warrant shares and the exercise price for the Warrant will be proportionately adjusted. Adjustments will not be made if shares are issued:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•

in connection with a public or broadly marketed offering and sale of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital raising transactions by comparable financial institutions; or

•	in connection with the exercise of preemptive rights on terms existing as of March 13, 2009.

Other Distributions. In the event we declare any dividends or distribution of securities, evidences of indebtedness, assets, cash, rights or warrants to holders of our common stock, other than our historical ordinary cash dividends, the exercise price of the Warrant and the number of warrant shares will be proportionately adjusted.

In the case of a pro rata repurchase of common stock. A “pro rata repurchase” is defined as any purchase of shares of our common stock by us or an affiliate of ours pursuant to any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act, or Regulation 14E thereunder or any other offer available to substantially all holders of our common stock. In any such transaction, the exercise price of the Warrant and the number of warrant shares will be proportionately adjusted.

In the case of a merger, consolidation, statutory share exchange, reclassification of our common stock or similar transaction that requires the approval of our stockholders (any such transaction, a “business combination”). In the event of a business combination, the warrantholder’s right to receive the warrant shares will be converted into the right to exercise the Warrant to acquire the number of shares of stock or other securities which the warrantholder would have been entitled to receive upon consummation of the business combination if the warrantholder had exercised the Warrant prior to such business combination.

DESCRIPTION OF CAPITAL STOCK

We have provided below a summary description of our capital stock. This description is not complete, and is qualified in its entirety by reference to the full text of our amended and restated certificate of incorporation and bylaws. You should read the full text of our amended and restated certificate of incorporation and bylaws, as well as the provisions of applicable Delaware law.

General

Under our amended and restated certificate of incorporation, we have authority to issue 2,000,000,000 shares of common stock, par value $0.01 per share, and 200,000,000 shares of preferred stock, par value $0.01 per share. Of the 200,000,000 shares of preferred stock, 1,224,588 have been designated Fixed Rate Cumulative Perpetual Preferred Stock, Series A. As of March 31, 2009, 1,224,558 shares of Series A Preferred Stock and 481,601,773 shares of common stock were outstanding.

Common Stock

General. All shares of our common stock are, and the shares of our common stock issued upon conversion of the Warrant will be, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock, including the Series A Preferred Stock, or those which we may designate and issue in the future.

Voting Rights. The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of shares of common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.

Dividend Rights. Holders of common stock will share equally on a pro rata basis in any dividends as may be declared by our board of directors out of funds legally available for that purpose, subject to any preferential rights of holders of any outstanding shares of preferred stock and any other class or series of stock having preference over the common stock as to dividends.

Preemptive Rights. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock or other securities of our company. There are no other subscription rights or conversion rights, and there are no sinking fund provisions applicable to our common stock.

Other Rights. Upon voluntary or involuntary liquidation, dissolution or winding up of our company, after payment in full of the amounts required to be paid to creditors and holders of any preferred stock that may be then outstanding, all holders of common stock are entitled to share equally on a pro rata basis in all remaining assets.

Listing. Our shares of common stock are listed on the New York Stock Exchange under the ticker “DFS.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue our preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of our company without further action by our stockholders.

Currently, the only preferred stock outstanding is 1,224,558 shares of the Series A Preferred Stock, which is described in greater detail above.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Bylaws, Delaware Law and Federal Banking Law

Some provisions of Delaware law and our amended and restated certificate of incorporation and bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer or merger;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Stockholder Action by Written Consent

Subject to the rights of holders of any series of preferred stock, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting.

Amendments to our Governing Documents

The amendment of any provision of our amended and restated certificate of incorporation requires approval by our board of directors and a majority vote of stockholders. Any amendment to our bylaws requires the approval of either a majority of our board of directors or holders of at least 80% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Stockholder Meetings

Our amended and restated bylaws provide that special meetings of our stockholders may be called only by our secretary at the direction of and pursuant to a resolution of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.

Delaware Anti-Takeover Law

Our amended and restated certificate of incorporation does not exempt us from the application of Section 203 of the Delaware General Corporation Law, an anti-takeover law.

In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. This may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.

No Cumulative Voting

Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization of our undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Federal Banking Law

The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring “control” of a bank holding company unless:

•	the Federal Reserve has been given 60 days’ prior written notice of such proposed acquisition containing the information requested by the Federal Reserve; and

•	within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending the period during which such a disapproval may be issued.

An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as us, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies in connection with a proxy solicitation for the purposes of conduction business at a regulatory or special meeting of the institution, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes. In addition, any “company” would be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of any class of voting stock, or such lesser number of shares as may constitute control.

SELLING SECURITYHOLDERS

On March 13, 2009, we issued the shares of Series A Preferred Stock and the Warrant covered by this prospectus to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	1,224,558 shares of Series A Preferred Stock;

•	the Warrant to purchase up to 20,500,413 shares of our common stock; and

•	20,500,413 shares of our common stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 4.08% of our common stock as of March 31, 2009.

For purposes of this prospectus, we have assumed that, after completion of an offering by the selling securityholders, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities, subject to restrictions on exercise of voting rights on Series A Preferred Stock and the shares of common stock issuable upon exercise of the Warrant as described in “Description of Series A Preferred Stock” and “Description of Warrant to Purchase Common Stock” above, respectively.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all, some, or none of the securities pursuant to this offering, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities pursuant to the Securities Purchase Agreement, dated March 13, 2009, between us and the United States Department of the Treasury (the “Purchase Agreement”), the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•

on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the New York Stock Exchange in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

We will pay the costs and fees of registering the securities covered by this prospectus and other expenses related to the registration of the securities to the extent required by the Purchase Agreement. However, we will not pay any underwriting discounts or commissions or other amounts payable to underwriters, dealers or agents, or any transfer taxes or other expenses associated with the sale of the securities, on behalf of the selling securityholders. Pursuant to the Purchase Agreement, we have agreed to provide certain indemnification to the selling securityholders against certain liabilities in connection with this offering.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the securities.

When selling the securities, the selling securityholders may enter into one or more, or a combination of, hedging transactions with financial institutions, which we refer to as “counterparties,” in which the selling securityholders:

•	enter into transactions involving short sales of the securities by counterparties;

•	sell securities short themselves and redeliver such securities to close out their short positions; or

•

enter into option, forward or other types of transactions that require the selling securityholders to deliver securities to a counterparty, who may resell or transfer the securities under this prospectus.

The selling securityholders may negotiate and pay broker-dealers’ commissions, discounts or concessions for their services. Broker-dealers engaged by a selling securityholder may allow other broker-dealers to participate in resales. The selling securityholders and any broker-dealers involved in the sale or resale of the securities may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may be deemed to be underwriting discounts and commissions under the Securities Act. If any selling securityholder qualifies as an “underwriter,” such selling securityholder will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In addition to selling the securities under this prospectus, the selling securityholders may transfer the securities in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer. Moreover, the selling securityholders may decide not to sell any securities offered hereby.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

The selling securityholders and any underwriters and distribution participants may be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling securityholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for inclusion of the Series A Preferred Stock in any automated quotation system unless requested by the initial selling securityholder. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 in certain instances, rather than pursuant to this prospectus. In addition, the selling securityholders may transfer the shares by other means not described in this prospectus.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act of 1933. We have also agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

The selling securityholders may have agreements with agents, underwriters, dealers and remarketing firms and each of their respective affiliates to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus will be passed upon for us by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The consolidated and combined financial statements incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended November 30, 2008 and the effectiveness of our internal control over financial reporting as of November 30, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated and combined financial statements and includes an explanatory paragraph relating to Discover Financial Services’ adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on December 1, 2007 and (2) express an unqualified opinion on the effectiveness of internal controls over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and on the investor relations page of our website at http://www.discoverfinancial.com. The information available at our website does not constitute a part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of our future SEC filings, or the documents we incorporate by reference herein, at no cost, by writing or telephoning us at:

Discover Financial Services

2500 Lake Cook Road

Riverwoods, Illinois 60015

Attention: Investor Relations

Telephone: (224) 405-0900

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we and the selling securityholders are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information or to make any representations other than as contained in this prospectus or in any prospectus supplement. We and the selling securityholders are not making any offer of these securities in any state or jurisdiction where the offer is not permitted.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement related to this prospectus until the termination of the offering of the securities described in this prospectus; provided, however, that we are not incorporating by reference any documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended November 30, 2008, including information specifically incorporated by reference into our Form 10-K for the fiscal year ended November 30, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended February 28, 2009;

•	our current reports on Form 8-K, dated December 12, 2008, December 19, 2008, January 14, 2009, January 15, 2009, January 23, 2009, February 9, 2009, February 23, 2009 and March 13, 2009; and

•

the description of our common stock under the heading “Description of our Capital Stock”, in our Information Statement included with Amendment No. 4 to our Form 10 filed with the SEC on June 1, 2007, including any subsequently filed amendments and reports updating such description.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the offering described in this registration statement:

SEC registration fee	$78,579.89
Legal fees and expenses	100,000.00
Accountants’ fees and expenses	9,500.00
Miscellaneous expenses	10,000.00

Total	$198,079.89

Item 15. Indemnification of Directors and Officers

The registrant’s amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

The registrant’s amended and restated certificate of incorporation provides that each person who was or is a director or officer shall be indemnified to the fullest extent permitted by Delaware law. The registrant’s amended and restated bylaws also provide that each person who was or is a director or officer of the registrant or a director or officer of a subsidiary of the registrant shall be indemnified to the fullest extent permitted by Delaware law. The certificate of incorporation and the bylaws of the registrant further provide that the registrant may, to the extent deemed appropriate by the registrant’s board of directors, indemnify any employees and agents of the registrant and each person who is, or was, serving at the registrant’s request as an officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The registrant’s amended and restated bylaws also permit the registrant to secure and maintain insurance on behalf of any director, officer, employee or agent of the registrant and each person who is, or was, serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against and incurred by such person in any such capacity.

The registrant has obtained directors’ and officers’ liability insurance providing coverage to its directors and officers.

Item 16. Exhibits

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Discover Financial Services (filed as Exhibit 3.1 to Discover Financial Services’ Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2009 filed on April 8, 2009 and incorporated herein by reference thereto)

3.2	Amended and Restated By-Laws of Discover Financial Services (filed as Exhibit 3.1 to Discover Financial Services’ Current Report on Form 8-K filed on January 23, 2009 and incorporated herein by reference thereto)

4.1	Form of Preferred Stock Certificate (filed as Exhibit 4.1 to Discover Financial Services’ Current Report on Form 8-K filed with the SEC on March 13, 2009 and incorporated herein by reference thereto)

4.2	Warrant for Purchase of Shares of Common Stock (filed as Exhibit 4.2 to Discover Financial Services’ Current Report on Form 8-K filed with the SEC on March 13, 2009 and incorporated herein by reference thereto)

5.1	Opinion of Sidley Austin LLP with respect to legality

10.1	Letter Agreement, including the Securities Purchase Agreement — Standard Terms incorporated therein, dated March 13, 2009, between Discover Financial Services and the United States Department of the Treasury, with respect to the issuance and sale of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A and Warrant (filed as Exhibit 10.1 to Discover Financial Services’ Current Report on Form 8-K filed with the SEC on March 13, 2009 and incorporated herein by reference thereto)

10.2	Side Letter, dated March 13, 2009, between the Company and the United States Department of the Treasury (filed as Exhibit 10.2 to Discover Financial Services’ Current Report on Form 8-K filed with the SEC on March 13, 2009 and incorporated herein by reference thereto)

12.1	Statement regarding computation of ratio of earnings to fixed charges

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Sidley Austin LLP (set forth in Exhibit 5.1)

24.1	Powers of attorney (included in the signature pages hereto)

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Riverwoods, state of Illinois, on the 8th day of April, 2009.

DISCOVER FINANCIAL SERVICES

By:	/s/ Roy A. Guthrie

Name: Roy A. Guthrie
Title: Executive Vice President and Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Kathryn McNamara Corley, Roy A. Guthrie and D. Christopher Greene, and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on April 8, 2009 by the following persons in the capacities indicated.

Signature	Title

/s/ David W. Nelms	Chairman and Chief Executive Officer
(David W. Nelms)

/s/ Roy A. Guthrie	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Chief Accounting Officer)
(Roy A. Guthrie)

/s/ Jeffrey S. Aronin	Director
(Jeffrey S. Aronin)

/s/ Mary K. Bush	Director
(Mary K. Bush)

/s/ Gregory C. Case	Director
(Gregory C. Case)

/s/ Robert M. Devlin	Director
(Robert M. Devlin)

/s/ Cynthia A. Glassman	Director
(Cynthia A. Glassman)

/s/ Richard H. Lenny	Director
(Richard H. Lenny)

/s/ Thomas G. Maheras	Director
(Thomas G. Maheras)

/s/ Michael H. Moskow	Director
(Michael H. Moskow)

/s/ E. Follin Smith	Director
(E. Follin Smith)

/s/ Lawrence A. Weinbach	Director
(Lawrence A. Weinbach)

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Discover Financial Services (filed as Exhibit 3.1 to Discover Financial Services’ Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2009 filed on April 8, 2009 and incorporated herein by reference thereto)

3.2	Amended and Restated By-Laws of Discover Financial Services (filed as Exhibit 3.1 to Discover Financial Services’ Current Report on Form 8-K filed on January 23, 2009 and incorporated herein by reference thereto)

4.1	Form of Preferred Stock Certificate (filed as Exhibit 4.1 to Discover Financial Services’ Current Report on Form 8-K filed with the SEC on March 13, 2009 and incorporated herein by reference thereto)

4.2	Warrant for Purchase of Shares of Common Stock (filed as Exhibit 4.2 to Discover Financial Services’ Current Report on Form 8-K filed with the SEC on March 13, 2009 and incorporated herein by reference thereto)

5.1	Opinion of Sidley Austin LLP with respect to legality

10.1	Letter Agreement, including the Securities Purchase Agreement — Standard Terms incorporated therein, dated March 13, 2009, between Discover Financial Services and the United States Department of the Treasury, with respect to the issuance and sale of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A and Warrant (filed as Exhibit 10.1 to Discover Financial Services’ Current Report on Form 8-K filed with the SEC on March 13, 2009 and incorporated herein by reference thereto)

10.2	Side Letter, dated March 13, 2009, between the Company and the United States Department of the Treasury (filed as Exhibit 10.2 to Discover Financial Services’ Current Report on Form 8-K filed with the SEC on March 13, 2009 and incorporated herein by reference thereto)

12.1	Statement regarding computation of ratio of earnings to fixed charges

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Sidley Austin LLP (set forth in Exhibit 5.1)

24.1	Powers of attorney (included in the signature pages hereto)